Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-177962) and related Prospectus of OPKO Health, Inc. and subsidiaries for the registration of 4,494,380 shares of its common stock and to the incorporation by reference therein of our report dated December 15, 2011, with respect to the financial statements of FineTech Pharmaceutical Ltd. for the year ended December 31, 2010.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Haifa, Israel

March 20, 2012